EXHIBIT 1.1




                              AVON PRODUCTS, INC.

                 ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2020



                               PURCHASE AGREEMENT








July 7, 2000


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                                                                    July 7, 2000


Salomon Smith Barney Inc.
Banc of America Securities LLC
Chase Securities Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
  c/o Salomon Smith Barney Inc.
  388 Greenwich Street
  New York, New York 10013


                              Avon Products, Inc.

                 Zero Coupon Convertible Senior Notes Due 2020


Ladies and Gentlemen:

     AVON PRODUCTS, INC., a New York corporation (the "Company"), proposes to issue and sell to the several purchasers named in Schedule A hereto (the "Initial Purchasers") $735,820,000 principal amount at maturity of its Zero Coupon Convertible Senior Notes Due 2020 (the "Initial Securities") and to grant to the Initial Purchasers the option described in Section 2 to purchase all or part of an additional $ 105,118,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Senior Notes Due 2020 to cover over-allotments, if any (the "Option Securities"). The Initial Securities, together with the Option Securities, are collectively referred to herein as the "Securities". The Securities are to be issued pursuant to the provisions of an Indenture to be dated as of July 12, 2000 (the "Indenture") between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee").

     The Securities will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S").

     The Securities will be convertible into shares of common stock, par value $.25 per share, of the Company (the "Common Stock") in accordance with the terms of the Securities and the Indenture, at the initial conversion rate specified in Schedule B hereto. Upon the third, eighth and thirteenth anniversaries of the original issuance date of the Securities, each holder of Securities may require the Company to purchase such Securities for a price to be paid, at the Company's option, in cash or (subject to certain limitations) shares of Common Stock, or any combination thereof, at a purchase price equal to the issue price of the Securities plus the accrued

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original issue discount thereon to the date of such purchase. If prior to such date of purchase the Securities have been converted to semiannual coupon notes following the occurrence of a Tax Event (as defined in the Indenture), such purchase price will be equal to the Restated Principal Amount (as defined in the Indenture) plus accrued and unpaid interest (in lieu of any original issue discount) from the most recent date to which interest was paid or, if interest has not been paid, from the date of such conversion through such date of purchase. Upon a Fundamental Change (as defined in the Indenture) occurring prior to July 12, 2003, each holder of Securities may require the Company to repurchase such holder's Securities (subject to certain restrictions described below) at a repurchase price equal to the issue price of the Securities plus the accrued original issue discount thereon to the date of such repurchase. The Company may, at its option, pay all or a portion of the repurchase price in common stock, as long as the Company's common stock is then listed on a national securities exchange or traded on the Nasdaq National Market. The fair market value of the common stock for such purpose shall be 97.5% of the Market Price (as defined in the Indenture) of the Company's common stock. If prior to such date of repurchase the Securities have been converted to semiannual coupon notes following the occurrence of a Tax Event, the Company will be required to repurchase such Securities at a price equal to the Restated Principal Amount plus accrued and unpaid interest (in lieu of any original issue discount) from the most recent date to which interest was paid or, if interest has not been paid, from the date of such conversion through such date of repurchase.

     The holders of the Securities will be entitled to the benefits of a Registration Rights Agreement dated the Closing Date (as defined in Section 4) between the Company and the Initial Purchasers, substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement") pursuant to which the Company has agreed, among other things, to use its reasonable best efforts to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering resales of the Securities and the shares of Common Stock issuable upon conversion thereof.

     In connection with the sale of the Securities, the Company has prepared a final offering memorandum (the "Memorandum") including or incorporating by reference a description of the terms of the Securities, the terms of the offering and a description of the Company. As used herein and, unless otherwise stated, the term "Memorandum" shall include the documents incorporated by reference therein. The terms "supplement," "amendment" and "amend" as used herein with respect to the Memorandum shall include all documents deemed to be incorporated by reference in the Memorandum that are filed subsequent to the date of such Memorandum with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to the termination of the offering of the Securities.

     1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

          (a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder and
     (ii) the Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the


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     statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Memorandum based upon information furnished to the Company in writing by or on behalf of any Initial Purchaser expressly for use therein.

          (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (c) Each significant subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business in all material respects as described in the Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each significant subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except for Avon Products Company Limited (the Company's Japanese subsidiary), are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims. For purposes of this Purchase Agreement, a "significant subsidiary" is any subsidiary of the Company that generates 5% or more of the Company's revenue or income or that holds 5% or more of the Company's assets.

          (d) This Agreement has been duly authorized, executed and delivered by the Company.

          (e) The Securities have been duly authorized and, when executed and authenticated and delivered in accordance with the provisions of the Indenture and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors' rights generally and general principles of equity, and the holders thereof will be entitled to the benefits of the Indenture, pursuant to which such Securities are to be issued, and the Registration Rights Agreement.

          (f) Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon such conversion of the


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     Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; the shares of Common Stock issuable at the Company's option upon purchase of the Securities by the Company at the option of the holder thereof will have been, prior to the issuance thereof, duly authorized by all necessary corporate action, and such shares if and when issued in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and non-assessable; and the issuance of such shares upon such conversion or purchase will not be subject to the preemptive or other similar rights of any securityholder of the Company.

          (g) Each of the Indenture and the Registration Rights Agreement has been duly authorized and, when executed and delivered by the Company and assuming due authorization, execution and delivery by the Trustee (in the case of the Indenture) and by the Initial Purchasers (in the case of the Registration Rights Agreement), will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors' rights generally and general principles of equity and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.

          (h) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Registration Rights Agreement will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or, except to the extent that any such contravention would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture and the Registration Rights Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by Federal and state securities laws with respect to the Company's obligations under the Registration Rights Agreement.

          (i) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Memorandum.

          (j) Each of the Company and its subsidiaries owns or possesses all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, and trade names, in each case to the extent disclosed in the Memorandum as being material to the business of the Company and its


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


     subsidiaries, taken as a whole (collectively, the "Intellectual Property"), to the extent required by it for the employment thereof in connection with their respective businesses as currently operated by them, and neither the Company nor, to the Company's knowledge, any of its subsidiaries has received any written notice of infringement of asserted rights of others with respect to any of the Intellectual Property that if taken to a final judgment could have a material adverse effect on the Company and its subsidiaries, taken as a whole. To the knowledge of the Company, the use of such Intellectual Property in connection with the business and operations of the Company or its subsidiaries does not infringe on the rights of any person.

          (k) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in the Memorandum and proceedings that are not reasonably expected by the Company to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Registration Rights Agreement or to consummate the transactions contemplated by the Memorandum.

          (l) To the knowledge of the Company, the Company and its subsidiaries
     (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (m) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (n) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Memorandum, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (o) Neither the Company nor, to the Company's knowledge, any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent,
     (i) sold, offered for sale, solicited offers to


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     buy or otherwise negotiated in respect of, any security (as defined in the
     Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) solicited an offer to buy, offered or sold the Securities by means of any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities
     Act), or in any manner involving a public offering within the meaning of
     Section 4(2) of the Securities Act.

          (p) Neither the Company nor, to the Company's knowledge, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation
     S) with respect to the Securities, and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S, except that no representation, warranty or agreement is made by the Company in this paragraph with respect to the Initial Purchasers.

          (q) It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

          (r) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

          (s) None of the Company, its subsidiaries, or any of their respective officers, or directors has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

     2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities at the price set forth in Schedule A hereto opposite its name (such purchase prices together referred to as the "Purchase Price").

     In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers to purchase any or all of the Option Securities (in multiples of $1,000 principal amount at maturity) at the price set forth in Schedule B hereto plus accrued Original Issue Discount, if any, from the Closing Date (as defined below) to the Date of Delivery. The option hereby granted may be exercised only once and will expire 30 days after the date hereof and may be exercised in whole or in part only for the purpose of covering over-allotments that may be made in connection with the offering and distribution of the Securities upon notice by the Initial Purchasers to the Company setting forth the principal amount at maturity of the Option Securities as to which the Initial Purchasers are then exercising the option and the time and date


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of payment and delivery for such Option Securities. Such time and date of delivery (a "Date of Delivery") shall be determined by the Initial Purchasers, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Date, as hereinafter defined.

     The Company hereby agrees that, without the prior written consent of Salomon Smith Barney Inc. on behalf of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date (as defined below), offer, sell, contract to sell or otherwise dispose of, any debt of the Company or warrants to purchase debt of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement).

     3. Terms of Offering. The Initial Purchasers have advised the Company that they will make an offering of the Securities purchased by the Initial Purchasers hereunder on the terms to be set forth in the Memorandum, as soon as practicable after this Agreement is entered into as in their judgment is advisable.

     4. Payment and Delivery. Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on July 12, 2000, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, or at such other time on the same or such other date, as shall be mutually agreed upon in writing. The time and date of such payment are herein referred to as the "Closing Date."

     Certificates for the Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The certificates evidencing the Securities shall be delivered to you on the Closing Date for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

     5. Conditions to the Initial Purchasers' Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

          (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

               (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Company's securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and


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               (ii) there shall not have occurred any change, or any
          development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Memorandum.

          (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an officer of the Company reasonably satisfactory to the Initial Purchasers, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date (as if made on the Closing Date) and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

          The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

          (c) The Initial Purchasers shall have received on the Closing Date an opinion of Davis Polk & Wardwell, outside counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A. Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

          (d) The Initial Purchasers shall have received on the Closing Date an opinion from the General Counsel of the Company, dated the Closing Date, to the effect set forth in Exhibit B. Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

          (e) The Initial Purchasers shall have received on the Closing Date an opinion and letter of Shearman & Sterling, counsel for the Initial Purchasers, dated the Closing Date, to the effect set forth in Exhibit C.

          (f) The Initial Purchasers shall have received on the Closing Date a letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers and PricewaterhouseCoopers LLP, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (g) The Company and the Initial Purchasers shall have entered into the Registration Rights Agreement.


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          (h) Except as set forth on Schedule C, at the date of this Agreement, the Initial Purchasers shall have received an agreement substantially in the form of Exhibit E hereto signed by each executive officer or director of the Company listed on Schedule C.

          (i) On the Closing Date, the Securities shall have been designated for trading on PORTAL.

     The several obligations of the Initial Purchasers to purchase and pay for the Option Securities hereunder are also subject to the delivery to the Initial Purchasers on the Date of Delivery of such documents as they may reasonably request as to the good standing of the Company, the due authorization and issuance of the Option Securities and other matters related to the issuance of the Option Securities.

     6. Covenants of the Company. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company covenants with each Initial Purchaser as follows:

          (a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Memorandum, any documents incorporated by reference therein (excluding the Exhibits thereto) and any supplements and amendments thereto as you may reasonably request.

          (b) Before amending or supplementing (other than through the filing of periodic reports under the Exchange Act that are to be incorporated by reference in the Memorandum) the Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

          (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Memorandum in order to make the statements therein, in the light of the circumstances when the Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Memorandum so that the statements in the Memorandum as so amended or supplemented will not, in the light of the circumstances when the Memorandum is delivered to a purchaser, be misleading or so that the Memorandum, as amended or supplemented, will comply with applicable law.

          (d) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

          (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Securities and all other fees or expenses (excluding fees or expenses of the Initial Purchasers' counsel) in connection with the preparation of the Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) all document production charges and expenses of counsel to the Initial Purchasers (but not including their fees for professional services) in connection with the preparation of this Agreement, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations undertaken in connection with the marketing of the offering of the Securities, (ix) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322 and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

          (f) Except as contemplated by the Registration Rights Agreement, not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) reasonably likely to be integrated with the sale of the Securities under the rules and interpretations of the Commission in a manner which would require the registration under the Securities Act of the Securities.

          (g) Except as contemplated by the Registration Rights Agreement, not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (h) While any of the Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

          (i) Not to engage and not to permit its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) to engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

          (j) During the period of two years after the Closing Date, not to resell and not to permit any of its affiliates (as defined in Rule 144 under the Securities Act), to resell any of the Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

          (k) To reserve and keep available at all times, free of preemptive rights, Common Stock for the purpose of enabling the Company to satisfy any obligations to issue Common Stock upon conversion of the Securities.

          (l) To use its best efforts to cause all shares of Common Stock issuable upon conversion of the Securities to be listed on the New York Stock Exchange in accordance with its rules and regulations.

          (m) During a period of 30 days from the date of the Memorandum, not to, without the prior written consent of Salomon Smith Barney Inc. (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except (i) the Securities offered in connection with the Memorandum, (ii) the Common Stock issuable upon conversion of the Securities (iii) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of the Memorandum, (iv) the issuance by the Company of Common Stock as consideration in the acquisition of the stock or assets of another entity or in connection with any joint venture, partnership or strategic alliance into which Avon enters during this period, (v) the issuance or sale (directly or indirectly by, or attributable to, Avon) of any securities of the type described above pursuant to existing employee benefit or compensation plans or agreements,
     (vi) the sale, directly or indirectly, by any executive officer or director of Avon of Common Stock in connection with any exercise of an option, including, but not limited to, through the "cashless exercise" method; or (vii) in connection with any transaction entered into by any executive officer or director of Avon for reasons other than speculation, including, but not limited to, payment of tuition and other dependent care expenses, unforseen financial obligations and the purchase of any residence or other real property.

          (n) To fully comply with the provisions set forth in Rule 903(b)(3)(iii)(4) of Regulation S of the Securities Act as such provisions have been interpreted by the Commission in the context of offerings such as the offering of the Securities.

     7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Memorandum under the caption "Notice to Investors".

     (b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

          (i) such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

          (ii) such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Memorandum or any such other material, in all cases at its own expense;

          (iii) the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except (A) in accordance with Rule 144A or Regulation S under the Securities Act, (B) pursuant to registration of the Securities under the Securities Act, or (C) pursuant to another exemption from the registration requirements of the Securities Act;

          (iv) such Initial Purchaser will not engage in hedging transactions with regard to the Securities prior to the expiration of the distribution compliance period pursuant to Regulation S, unless in compliance with the Securities Act;

          (v) such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of their distribution at any time and
     (B) otherwise until 1 year after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a) hereof; accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

          (vi) such Initial Purchaser has (A) not offered or sold, and will not offer or sell in the United Kingdom, by means of any document, any Securities other than to persons whose ordinary business is to buy and sell shares or debentures, whether as a principal or agent, or in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (B) complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom and the Regulations with respect to anything done by them in relation to the Securities in, from, or otherwise involving the United Kingdom, and (C) only issued or passed on and will only issue and pass on to any persons in the United Kingdom any document received by it in connection with the issue of the Securities if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988; and

          (vii) such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

               "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") or any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons (i) as part of their distribution at any time or (ii) otherwise until one year following the closing of this offering except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above shall have the meaning given to them by Regulation S."

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

     (c) The Company and each Initial Purchaser agree that upon issuance the Zero Coupon Convertible Senior Notes due 2020 will bear the legend set forth in Paragraph 4 of the "Notice to Investors - Investor Representations and Restrictions on Resale" section of the Memorandum.

     8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by or on behalf of any Initial Purchaser expressly for use therein.

     (b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information furnished to the Company in writing by or on behalf of any Initial Purchaser expressly for use in the Memorandum or any amendments or supplements thereto.

     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Salomon Smith Barney Inc., in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses, but after deduction of the discounts and commissions received by the Initial Purchasers) received by the Company and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Memorandum, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers' respective obligations to contribute pursuant to this
Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

     (e) The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

     (f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

     9. Termination. This Agreement shall be subject to termination by notice given by Salomon Smith Barney Inc. on behalf of the Initial Purchasers to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc.,
(ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv) of this
Section 9, such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Memorandum.

     10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

     If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule A bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

     If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

     11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     12. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                                               Very truly yours,

                                               AVON PRODUCTS, INC.


                                               By: /s/ Dennis Ling
                                                  ------------------------------
                                                   Name:  Dennis Ling
                                                   Title: Group Vice President,
                                                          Finance and Treasurer

Accepted as of the date hereof:

Salomon Smith Barney Inc.
Banc of America Securities LLC
Chase Securities Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

By: Salomon Smith Barney Inc.

    By: /s/ Christina Mohr
       ------------------------
       Name:  Christina Mohr
       Title: Managing Director

                                                                      SCHEDULE A




Initial Purchaser                           Principal Amount at Maturity of Zero
                                            Coupon Convertible Senior
                                            Notes due 2020 to be Purchased

Salomon Smith Barney Inc.                            $ 441,495,000
Banc of America Securities LLC                       $  58,865,000
Chase Securities Inc.                                $  58,865,000
Deutsche Bank Securities Inc.                        $  58,865,000
J.P. Morgan Securities Inc.                          $  58,865,000
Morgan Stanley & Co. Incorporated                    $  58,865,000
                                                     -------------
        Total................................        $ 735,820,000

                                                                      SCHEDULE B


                  $735,820,000 principal amount at maturity of
                 Zero Coupon Convertible Senior Notes Due 2020

     1. The initial offering price per $1,000 principal amount at maturity of the Securities shall be $475.66, which represents a yield to maturity of 3.75% per annum (computed on a semiannual bond equivalent basis).

     2. The Securities shall be convertible into shares of common stock, par value $0.25 per share, of the Company (the "Common Stock") at an initial rate of 8.2723 shares of Common Stock per $1,000 principal amount at maturity.

     3. The purchase price to be paid by the Initial Purchasers for the Securities shall be $466.1468, being an amount equal to the initial offering price per $1,000 principal amount at maturity of Securities set forth above, less $9.5132 per $1,000 principal amount at maturity of Securities.

     4. Prior to July 12, 2003, the Securities will not be redeemable.

     5. The redemption prices to be supplied on page 19 of the Memorandum (and correspondingly in the Indenture) shall be:

                                                     Accrued
                                                 Original Issue      Redemption
                                 Note Issue         Discount            Price
     Redemption Date              Price (1)       At 3.75% (2)        (1) + (2)
     ---------------              ---------       ------------        ---------
July 12, 2003...................  $ 475.66          $  56.08          $   531.74
July 12, 2004...................  $ 475.66          $  76.21          $   551.87
July 12, 2005...................  $ 475.66          $  97.10          $   572.76
July 12, 2006...................  $ 475.66          $ 118.78          $   594.44
July 12, 2007...................  $ 475.66          $ 141.28          $   616.94
July 12, 2008...................  $ 475.66          $ 164.63          $   640.29
July 12, 2009...................  $ 475.66          $ 188.87          $   664.53
July 12, 2010...................  $ 475.66          $ 214.02          $   689.68
July 12, 2011...................  $ 475.66          $ 240.13          $   715.79
July 12, 2012...................  $ 475.66          $ 267.22          $   742.88
July 12, 2013...................  $ 475.66          $ 295.34          $   771.00
July 12, 2014...................  $ 475.66          $ 324.52          $   800.18
July 12, 2015...................  $ 475.66          $ 354.81          $   830.47
July 12, 2016...................  $ 475.66          $ 386.24          $   861.90
July 12, 2017...................  $ 475.66          $ 418.87          $   894.53
July 12, 2018...................  $ 475.66          $ 452.73          $   928.39
July 12, 2019...................  $ 475.66          $ 487.87          $   963.53
At stated maturity..............  $ 475.66          $ 524.34          $ 1,000.00

     6. The purchase prices and dates to be supplied on page 19 of the Memorandum (and correspondingly in the Indenture) shall be:

           o  $531.74  per note on July 12, 2003;

           o  $640.29  per note on July 12, 2008; and

           o  $771.00  per note on July 12, 2013;

     These purchase prices equal the issue price plus accrued original issue discount to the respective purchase dates.

                                                                      SCHEDULE C


                 List of Persons Subject to Lock-up Agreements

Andrea Jung
President, Chief Executive Officer and Director

Susan J. Kropf
Executive Vice President, Chief Operating Officer,
North America and Global Business Operations

Jose Ferreira, Jr.
Executive Vice President, Chief Operating Officer,
International and New Business Development

Fernando Lezama R.
Executive Vice President, Asia Pacific

Robert J. Corti
Executive Vice President and Chief Financial Officer

Ward M. Miller, Jr.
Senior Vice President, General Counsel and Secretary

Jill Kanin-Lovers
Senior Vice President, Human Resources

Janice Marolda
Vice President and Controller

Brenda C. Barnes
Director

Richard S. Barton
Director

Edward T. Fogarty
Director

Stanley C. Gault
Director

Fred Hassan
Director

Ann S. Moore
Director

Paula Stern, Ph.D.
Director

Lawrence A. Weinbach
Director

                                                                       EXHIBIT A

                        Opinion of Davis Polk & Wardwell

     The opinion of Davis Polk & Wardwell, outside counsel for the Company, to be delivered pursuant to Section 5(c) of the Purchase Agreement, shall be to the effect that:

          (1) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of New York, and has the corporate power and authority to own its property and to conduct its business as described in the Memorandum.

          (2) The Purchase Agreement has been duly authorized, executed and delivered by the Company.

          (3) The Securities have been duly authorized and executed by the Company and, when authenticated in accordance with the provisions of the Indentures and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, the Securities will be entitled to the benefits of the Indentures and the Registration Rights Agreement and will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

          (4) Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by, and assuming, in the case of the Indenture, the due authorization, execution and delivery thereof by the Trustee and, in the case of the Registration Rights Agreement, the due authorization, execution and delivery thereof by the Initial Purchasers, each of the Indenture and the Registration Rights Agreement constitute valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (iii) as rights to indemnity and contribution under the Registration Rights Agreement may be limited by applicable law.

          (5) The Securities, the Common Stock and the Indenture conform in all material respects to the descriptions thereof contained in the Memorandum.

          (6) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Purchase Agreement, the Indenture and the

     Registration Rights Agreement will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Purchase Agreement, the Indenture or the Registration Rights Agreement.

          (7) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Memorandum, will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (8) The statements under the captions "Description of the Notes," "Registration Rights" and "Notice to Investors" in the Memorandum, insofar as such statements constitute a summary of the documents or proceedings referred to therein, fairly summarize the matters referred to therein.

          (9) The statements under the caption "United States Federal Income Tax Considerations" in the Memorandum, insofar as such statements constitute a summary of the United States federal tax laws referred to therein and, subject to the qualifications set forth therein, are accurate and fairly summarize in all material respects the United States federal tax laws referred to therein.

          (10) Based upon the representations, warranties and agreements of the Company in Sections 1(n), 1(o), 1(p), 1(r), 6(f), 6(g), 6(h), 6(i) and
     6(j) of the Purchase Agreement, the Initial Purchasers in Section 7 of the Purchase Agreement, and the purchasers of the Securities to whom the Initial Purchasers initially resell the Securities in the Memorandum (and the receipt by such purchasers of the Memorandum) it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers under the Purchase Agreement or in connection with the initial resale of such Securities by the Initial Purchasers in accordance with Section 7 of the Purchase Agreement to register the Securities under the Securities Act of 1933 or to qualify the Indentures under the Trust Indenture Act of 1939, it being understood that no opinion is expressed as to any subsequent resale of any Security.

          (11) Such counsel has no reason to believe that (except for financial statements and schedule and other financial and statistical data as to which such counsel need not express any belief) the Memorandum when issued contained, or as of the date such opinion is delivered contains, any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     With respect to paragraph (11) above, Davis Polk & Wardwell may state that its belief is based upon its participation in the preparation of the Memorandum (and any amendments or supplements thereto) and review and discussion of the contents thereof and review of the documents incorporated by reference therein, but is without independent check or verification except as specified.

                                                                      EXHIBIT B

                           Opinion of General Counsel

     The opinion of the General Counsel of the Company, to be delivered pursuant to Section 5(d) of the Purchase Agreement, shall be to the effect that:

          (1) The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (2) Each significant subsidiary(1) of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business in all material respects as described in the Memorandum (which term includes for purposes of such opinion, all documents incorporated by reference therein), and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each significant subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, and, except for Avon Products Company Limited (the Company's Japanese subsidiary), are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

          (3) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Purchase Agreement, the Indenture and the Registration Rights Agreement will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company, or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole (except to the extent that any such contravention would not have a material adverse effect (i) on the Company and its subsidiaries, taken as a whole or (ii) on the power or ability of the Company to perform its obligations under the Purchase Agreement, the Indenture or the Registration Rights

--------
1 A "significant subsidiary" is any subsidiary of the Company that generates 5% or more of the Company's revenue or income or that holds 5% or more of the Company's assets.

     Agreement or to consummate the transactions contemplated by the Memorandum), or, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary.

          (4) The statements under the caption "Item 3 - Legal Proceedings" of the Company's most recent annual report on Form 10-K, insofar as such statements constitute a summary of the documents or proceedings referred to therein, fairly summarize the matters referred to therein.

          (5) Each of the Company and its subsidiaries owns or possesses all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, and trade names, in each case to the extent disclosed in the Memorandum as being material to the business of the Company or its subsidiaries, taken as a whole, (collectively, the "Intellectual Property") to the extent required by it for the employment thereof in connection with their respective businesses as currently operated by them, and neither the Company nor, to the knowledge of such counsel, any of its subsidiaries has received any written notice of infringement of asserted rights of others with respect to any of the Intellectual Property that if taken to a final judgment could have a material adverse effect on the Company and its subsidiaries, taken as a whole. To the knowledge of such counsel, the use of such Intellectual Property in connection with the business and operations of the Company or its subsidiaries does not infringe on the rights of any person.

          (6) After due inquiry, such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings fairly summarized in all material respects in the Memorandum and proceedings which such counsel believes are not likely to have a material adverse effect (i) on the Company and its subsidiaries, taken as a whole, or (ii) on the power or ability of the Company to perform its obligations under the Purchase Agreement, the Indenture, or the Registration Rights Agreement or to consummate the transactions contemplated by the Memorandum.

          (7) Each document incorporated by reference in the Memorandum (except for financial statements and schedules and other financial and statistical data included therein as to which such counsel need express no opinion), complied as to form when filed with the Commission in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder.

                                                                       EXHIBIT C


                         Opinion of Shearman & Sterling

     The opinion of Shearman & Sterling, counsel for the Initial Purchasers, to be delivered pursuant to Section 5(e) of the Purchase Agreement, shall be to the effect that:

          (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of New York, with corporate power and authority under such laws to own its properties and conduct its business as described in the Memorandum;

          (2) the Purchase Agreement has been duly authorized, executed and delivered by the Company;

          (3) the Securities have been duly authorized by the Company and, when executed and delivered by the Company and paid for by the Initial Purchasers in accordance with the provisions of the Purchase Agreement and authenticated by the Trustee in accordance with the provisions of the Indenture (which facts such counsel need not determine by an inspection of the Securities), the Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

          (4) the Indenture has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

          (5) the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally, (ii) enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) any rights to indemnity and contribution may be limited by federal and state securities laws and public policy considerations;

          (6) The Securities, the Common Stock and the Indenture conform in all material respects to the descriptions thereof contained in the Memorandum;

          (7) assuming (a) the accuracy of the representations and warranties and performance of the covenants of the Company contained in Sections 1(n), 1(o), 1(p), 1(r), 6(f), 6(g), 6(h), 6(i) and 6(j) of the Purchase
     Agreement, (b) the accuracy of the Initial Purchasers' representations and warranties and the performance of the Initial Purchasers' covenants contained in Section 7 of the Purchase Agreement, (c) the accuracy of the representations and warranties and performance of the covenants of each of the purchasers to whom the Initial Purchasers initially resell the Securities as contemplated by the Memorandum, (d) compliance with the offering and transfer procedures and restrictions described in the Memorandum and (e) receipt by the purchasers to whom the Initial Purchasers initially resell the Securities of a copy of the Memorandum prior to such sale, no registration of the Securities under the Securities Act of 1933, as amended, or qualification of the Securities under the Trust Indenture Act of 1939, as amended, is required for the offer, sale and delivery of the Securities to the Initial Purchasers or the initial resale of the Securities by the Initial Purchasers, in each case in the manner contemplated by the Purchase Agreement and the Memorandum, it being understood that no opinion is expressed as to any subsequent sale of any of the Securities; and

          (8) the statements in the Memorandum under the captions "Description of the Notes," "Registration Rights" and "Notice to Investors," insofar as such statements constitute summaries of legal matters, documents or proceedings referred to therein, fairly summarize the matters referred to therein.

     Such counsel shall also state, in a separate letter to the Initial Purchasers dated the Closing Date, that no facts have come to their attention which gave such counsel reason to believe that the Memorandum (other than the financial statements and other financial and statistical data contained therein or omitted therefrom, as to which such counsel need express no comment), as of its date and as of the date of such counsel's opinion, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                                                       EXHIBIT D


                         Registration Rights Agreement

                                                                       EXHIBIT E


                           FORM OF LOCK-UP AGREEMENT

                                                                    July 6, 2000


Salomon Smith Barney Inc.
Banc of America Securities LLC
Chase Securities Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
As the Initial Purchasers,
  c/o Salomon Smith Barney Inc.
  388 Greenwich Street
  New York, New York 10013


      Re:  Avon Products, Inc.
           Proposed Offering of Zero Coupon Senior Convertible Notes Due 2020
           ------------------------------------------------------------------


Ladies and Gentlemen:

         This letter is being delivered to you in connection with the proposed Purchase Agreement (the "Purchase Agreement"), between Avon Products, Inc., a New York corporation ("Avon" or the "Company"), and each of you as Initial Purchasers named therein, relating to an offering (the "Offering") of Zero Coupon Senior Convertible Notes Due 2020 (the "Notes") of the Company.

         In order to induce you to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of Salomon Smith Barney Inc., (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic

The Initial Purchasers,
c/o Salomon Smith Barney Inc.
July 6, 2000
Page 2


consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a 30-day period after the date of the offering memorandum (the "Offering Memorandum") in connection with the Offering.

     The foregoing agreement, however, shall not apply (i) to the sale, directly or indirectly, by the undersigned of Common Stock in connection with any exercise of a stock option, including, but not limited to, through the "cashless exercise" method, or (ii) in connection with any transaction entered into by the undersigned for reasons other than speculation, including, but not limited to, payment of tuition and other dependent care expenses, unforeseen financial obligations and the purchase of any residence or other real property.

     If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement) or the closing contemplated by the Purchase Agreement does not take place prior to August 15, 2000, the agreement set forth above shall likewise be terminated.



                                              Yours very truly,



                                              ----------------------------------

                                              Print Name:_______________________